RYAN'S FAMILY STEAK HOUSES, INC.
                  OCTOBER SALES INFORMATION

                      -----------------

Ryan's   Family  Steak  Houses,  Inc.  (NASDAQ:RYAN)   today
announced that same-store sales for the 5-week period  ended
November  4,  1998 ("October") increased by  3.4%.   Details
follow:

                                      October 1998
                                      (Unaudited)

  Total sales                       $59,470,000
  Increase from prior year                +7.2%

  Average unit sales:
  Same-store (open at least 18 mos.)      +3.4%
  All-store (all Ryan's units)            +3.0%


At  November  4,  1998, the Company owned and  operated  278
Ryan's.

The Company's next accounting period consists of 4 weeks, ending on December 2, 1998.